EXHIBIT 21
Subsidiaries of the Registrant
		Percentage of
		Voting Securities
	Organized Under	Owned by
	Laws of	Immediate Parent
RELM Communications, Inc.	Florida	100%
Tactical Capital Investments, LLC	Delaware	100%